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 FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                                           OMB Approval
[ ] Check box if no longer                           -------------------------
    subject to Section 16. Form                      OMB Number:3235-0287
    4 or Form 5 obligations may                      Expires: January 31, 2005
    continue. See Instruction 1(b).                  Estimated average burden
                                                     hours per response...0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
             Company Act of 1935 or Section 30(h) of the Investment
                               Company Act of 1940

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 1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                          |                                                 |   to Issuer (Check all applicable)
 DeMarco       Victor        Michael      |          DMES                                   |       X   Director     X  10% Owner
 -------------------------------------------------------------------------------------------|     -----            -----
 (Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                          |   Number of Reporting |     Month/Year          |     -----
                                          |   Person, if an       |                         |           Other (specify below)
                                          |   Entity (Voluntary)  |                         |     -----
                                          |                       |     March 2003          |            President
          P. O. Box 201057                |                       |                         |     --------------------------------
 -----------------------------------------|                       |-------------------------|---------------------------------------
               (Street)                   |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                          |                       |     Date of Original    |   (Check applicable line)
                                          |                       |     (Month/Year)        |    X  Form Filed by One Reporting
 Austin           Texas          78720    |                       |                         |   --- Person
 -----------------------------------------|                       |                         |       Form Filed by More than One
 (City)          (State)          (Zip)   |                       |                         |   --- Reporting Person
                                          |                       |                         |
 -----------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
 -----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security    |2. Trans- |2A. Deemed  |3. Trans-    |4. Securities          |5. Amount of    |6. Ownership |7. Nature
    (Instr. 3)           |   action |    Exe-    |   action    |   Acquired (A) or     |   Securities   |   Form:     |   of
                         |   Date   |    cution  |   Code      |   Disposed of (D)     |   Beneficially |   Direct    |   Indirect
                         |          |    Date,   |  (Instr. 8) |   (Instr. 3, 4 and 5) |   Owned        |   (D) or    |   Bene-
                         |          |    if any  |-------------|-----------------------|   Following    |   Indirect  |   ficial
                         |          |            |      |      |        | (A) |        |   Reported     |   (I)       |   Ownership
                         |          |            |      |      |        |  or |        |   Transactions |   (Instr.   |   (Instr.
                         |(MM/DD/YY)| (MM/DD/YY) | Code |   V  | Amount | (D) |  Price |(Instr. 3 and 4)|   4)        |   4)
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
 Common Stock            | 3/18/03  |  3/18/03   |   P  |      | 75,869 |  A  |$.08-.09|    10,189,756  |      D      |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
 Common Stock            |          |            |      |      |        |     |        |     1,000,000  |      I      |    Trust
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 ------------------------|----------|------------|------|------|--------|-----|--------|----------------|-------------|-------------
                         |          |            |      |      |        |     |        |                |             |
 -----------------------------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------------------------
                         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 -----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative | 2. Conver-  |3. Trans- |3A. Deemed  |4. Trans-   |5. Number of      |6. Date Exer-   |7. Title and Amount
    Security            |    sion or  |   action |    Exe-    |   action   |   Derivative     |   cisable and  |   of Underlying
    (Instr. 3)          |    Exercise |   Date   |    cution  |   Code     |   Securities Ac- |   Expiration   |   Securities
                        |    Price of |  (Month/ |    Date,   |  (Instr. 8)|   quired (A) or  |   Date         |   (Instr. 3 and 4)
                        |    Deriv-   |   Day/   |    if any  |            |   Disposed of (D)|   (Month/Day/  |
                        |    ative    |   Year)  |    (Month/ |            |   (Instr. 3, 4,  |   Year)        |
                        |    Security |          |    Day/    |            |   and 5)         |                |
                        |             |          |    Year)   |            |                  |-------------------------------------
                        |             |          |            |            |                  |Date   |Expira- |        | Amount or
                        |             |          |            |-------------------------------|Exer-  |tion    |  Title | Number of
                        |             |          |            | Code  | V  |  (A)   |  (D)    |cisable|Date    |        | Shares
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------|-------------|----------|------------|-------|----|--------|---------|-------|--------|--------|-----------
                        |             |          |            |       |    |        |         |       |        |        |
 -----------------------------------------------------------------------------------------------------------------------------------
 8. Price      | 9. Number of       | 10. Ownership    | 11. Nature of
    of         |    Derivative      |     Form of      |     Indirect
    Deriv-     |    Securities      |     Derivative   |     Beneficial
    ative      |    Beneficially    |     Securities:  |     Ownership
    Secur-     |    Owned           |     Direct (D)   |     (Instr. 4)
    ity        |    Following       |     or Indirect  |
   (Instr. 5)  |    Reported        |     (I)          |
               |    Transaction (S) |     (Instr. 4)   |
               |    (Instr. 4)      |                  |
 --------------|--------------------|------------------|-------------------
               |                    |                  |
 --------------|--------------------|------------------|-------------------
               |                    |                  |
 --------------|--------------------|------------------|-------------------
               |                    |                  |
 --------------|--------------------|------------------|-------------------
               |                    |                  |
 --------------|--------------------|------------------|-------------------
               |                    |                  |
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               |                    |                  |
 --------------------------------------------------------------------------
Explanation of Responses:




 /s/ Victor M. DeMarco             March 20, 2003
 -------------------------------   --------------
 Signature of Reporting Person          Date

Reminder:  Report on a separate line for  each class  of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.